Exhibit 10.2

Rare Earths Americas, Inc.

Executive Severance and Change in Control Plan

ARTICLE I - PURPOSE

This Executive Severance and Change in Control Plan has been established by Rare Earths Americas, Inc. (the “Company”) on August 12, 2026 (the "Effective Date") to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II - DEFINITIONS

"ACA" has the meaning set forth in Section 4.01(c).

"Administrator" means the Compensation Committee.

"Applicable Severance Multiplier" means the multiplier contained in a Participant's Participation Agreement that is used to determine the amount of severance the Participant may receive if a Qualifying Termination occurs as set out in Article IV hereof.

"Benefit Continuation" has the meaning set forth in Section 4.01(c).

"Benefit Continuation Period" means the period beginning on the Participant's termination date and ending on the earliest of: (a) the end of the time period specified in a Participant's Participation Agreement during which the Participant may receive continued health coverage following a Qualifying Termination; (b) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer; and (c) the date the Participant is no longer eligible to receive COBRA continuation coverage.

"Board" means the Board of Directors of the Company.

"Cause" means:

(a) the Participant's willful failure to perform their duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b) the Participant's failure to comply with any valid and legal directive of the Board or the person to whom the Participant reports;

(c) the Participant's engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(d) the Participant's embezzlement, misappropriation or fraud, whether or not related to the Participant's employment with the Company;

(e) the Participant's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant's ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates;

(f) the Participant's material violation of the Company's written policies or codes ofconduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(g) the Participant's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant'saction or omission was in the best interests of the Company.

“Change in Control” means the occurrence of any one of the following events:

(a) Merger or Consolidation: The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such transaction own more than 50% of the combined voting power of the resulting entity’s voting securities immediately after the transaction;

(b) Sale of Assets: A sale, lease, exchange, or other disposition of all or substantially all of the Company’s assets;

(c) Change in Board Composition: During any 12-month period, individuals who, as of the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the start of such period whose election or nomination was approved by a vote of at least a majority of the Incumbent Board shall be considered a member of the Incumbent Board;

(d) Acquisition of Voting Securities: Any person or group (as defined under Section 13(d) or 14(d) of the Securities Exchange Act of 1934), other than the Company or any of its affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(e) Liquidation or Dissolution: The Company’s complete liquidation or dissolution.

To the extent required for Section 409A, Change in Control shall be interpreted consistent with Treas. Reg. §1.409A-3(i)(5).

"COBRA" meansthe Consolidated Omnibus Budget Reconciliation Act of 1985.

"Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Company" means Rare Earths Americas, Inc. And its subsidiaries (collectively, the “Company”), a Texas corporation, and any successor thereto.

"Compensation Committee" means the Compensation Committee of the Board.

"Effective Date" has the meaning set forth in ARTICLE I.

"Eligible Employee" means any full-time employee of the Company who is recommended by the chief executive officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities and Exchange Act of 1934, as amended.

"Good Reason" means:

(a) a material reduction in the Participant's base salary other than a general reduction in base salary that affects all similarly situated executivesin substantially the same proportions;

(b) a material reduction in the Participant's target annual bonus opportunity;

(c) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or

(d) a material, adverse change in the Participant's title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically ormentally incapacitated or as required by applicable law).

The Participant cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 business days of the initial existence of such grounds and the Company has had at least 30 business days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate their employment for Good Reason within 90 business days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived their right to terminate for Good Reason with respect to such grounds.

"Participant" has the meaning set forth in Section 3.

"Participation Agreement" means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee'sparticipation in the Plan.

"Person" hasthemeaning ascribed to it in Section 13(d)(3) of the Exchange Act.

"Plan" means this Rare Earths Americas, Inc. Executive Severance and Change in Control Plan, as may be amended and/or restated from time to time.

"Pro-Rata Bonus" has the meaning set forth in Section 4.01(b).

"Qualifying Termination" means the termination of a Participant's employment either (a) by the Company without Cause; or (b) by the Participant for Good Reason.

"Release" has the meaning set forth in Section 6(c).

"Severance" has the meaning set forth in Section 4.01(a).

"Specified Employee Payment Date" has the meaning set forth in Section 9.13(b).

ARTICLE III- PARTICIPATION

The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a "Participant"). Appendix A of the Plan, as it may be updated from time to timeby the Administrator, shall at all times contain a current list of Participants.

ARTICLE IV - SEVERANCE

Section 4.01 Severance. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:

(a) Severance in an amount equal to the product of the Participant's Applicable Severance Multiplier times the sum of the Participant's base salary in effect immediately prior to the date of the Qualifying Termination plus the Participant's target annual cash bonusforthe year in which the Qualifying Termination occurs ("Severance"). Severance payable due to a Qualifying Termination prior to a Change in Control shall be paid (subject to Section 9.13) in substantially equal installments over the 12-month period following the Qualifying Termination, payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the 61st day following the Qualifying Termination. Severance payable due to a Qualifying Termination on or after a Change in Control shall be paid (subject to Section 9.13) in a single lump-sum on the Company's next payroll date after the 61st day following the Qualifying Termination;

(b) A prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs at target level; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a "Pro-Rata Bonus"). Subject to Section 9.13, a Participant's Pro-Rata Bonus shall be paid on the 61st day following the Qualifying Termination; and

(c) During the Participant's Benefit Continuation Period, reimbursement for the monthly COBRA premium paid by the Participant for themself and their eligible dependents/the difference between the monthly COBRA premium paid by the Participant for themself and their eligible dependents and the monthly premium amount paid by similarly situated active executives ("Benefit Continuation"). Notwithstanding the foregoing, if the Company's providing Benefit Continuation under this Section 4.01(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the "ACA"), the Company shall reform this Section 4.01(c) in a manner as is necessary to comply with the ACA. Subject to Section 9.13, Benefit Continuation reimbursement shall be paid to the Participant on the 15th of the month immediately following the month in which the Participant timely remits the premium payment.

ARTICLE V - EQUITY AWARDS

The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

ARTICLE VI - CONDITIONS

Participant’s entitlement to any severance benefits under ARTICLE IV and ARTICLE V will be subject to:

(a) the Participant executing and delivering to the Company their Participation Agreement in accordance and compliance with the termsthereof;

(b) the Participant experiencing a Qualifying Termination;

(c) the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective and irrevocable within 60 days following the Participant's Qualifying Termination; and

(d) with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.

ARTICLE VII - CLAIMS PROCEDURE

Section 7.01 Initial Claims. A Participant who believes that they are entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant's Qualifying Termination. Claims should be addressed and sent to:

Chairman of the Compensation Committee C/O Corporate Secretary legal@rareearthsamericas.com

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:

(a) the specific reason or reasons for the denial of the Participant's claim;

(b) references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 7.02 Appeal of Denied Claims. If the Participant's claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b) The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits.

(d) The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

Section 7.03 Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(a) the specific reason or reasons for the denial of the Participant's claim;

(b) reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c) a statement that the Participant is entitled to receive, upon request and free ofcharge, reasonable access to, and copies of, the Plan and all documents, records, and otherinformation relevant to their claim for benefits; and

(d) a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

Section 7.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA orunder any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 7.05 Arbitration. Subject to Section 7.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any require. The court or arbitrator will decide who will pay court or arbitration costs and fees. If the Participant is successful, the court orarbitrator may order the person or entity the Participant sued to pay these costs and fees. If the Participant loses, the court or arbitrator may order the Participant to pay these costs and fees.

ARTICLE 8 - ADMINISTRATION, AMENDEMENT AND TERMINATION

Section 8.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer the Plan according to its termsand to interpret Plan provisions;

(b) resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e) processand approve or deny all [initial] claims for benefits; and

(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to)questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 8.02 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE IX - GENERAL PROVISIONS

Section 9.01 At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 9.02 Effect onOther Plans, Agreements, and Benefits.

(a) Any severance benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations. Notwithstanding the foregoing, payments made hereunder shall not reduce benefits payable to Participant that are accrued and unrelated to severance policies and benefits.

(b) Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans ofthe Company, except to the extent expressly provided therein.

Section 9.03 Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant's rights or the Company's obligations under the Plan.

Section 9.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 9.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 9.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assetsof the Company other than as a general unsecured creditor.

Section 9.07 Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 9.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts shall be paid to the Participant'sbeneficiaries.

Section 9.09 Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 9.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Texas without regard to conflicts of law principles. Subject to Section 7.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Texas, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action orproceeding in such venue.

Section 9.11 Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant, in addition to provisions of Annex B of the Participation Agreement. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 9.12 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 9.13 Section 409A.

(a) The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall betreated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or otherexpenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant's separation from service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

Section 9.14 Compliance with Code Section 280G. Unless a more favorable treatment is otherwise provided in an individual agreement with a Participant, if any of the payments or benefits provided or to be provided by the Company to a Participant or for the benefit of the Participant pursuant to this Plan orotherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this section, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of equity awards) constituting “parachute payments” is necessary hereunder so that no portion of the Covered Payments is subject to the Excise Tax, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to the Participant. In the event that acceleration of vesting of an equity award is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Participant.

APPENDIX A – PARTICIPANTS

Donald Swartz

Jennifer Grafton

Cheryl Kerr

Kevin McCarty

Eric Schrimsher